Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS

OF

SERIES C CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

central federal corporation

Pursuant to Section 151(g) of

the General Corporation Law of the State of Delaware

The undersigned, Timothy T. O’Dell, as President and Chief Executive Officer of Central Federal Corporation, a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware and the Certificate of Incorporation and Bylaws of the Corporation, the Board of Directors of the Corporation has adopted the following resolutions to amend the Certificate of Designations authorizing the Series C Convertible Perpetual Preferred Stock of the Corporation:

RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors under the Corporation’s Certificate of Incorporation and the provisions of the General Corporation Law of the State of Delaware, the number of authorized shares of the Corporation’s preferred stock, $0.01 par value per share, designated as “Series C Convertible Perpetual Preferred Stock” (the “Series C Preferred Stock”) pursuant to Section 2 of that certain Certificate of Designations filed by the Corporation with the Delaware Secretary of State on October 29, 2019 (the “Series C Certificate of Designations”) is hereby increased from 12,337 shares to 12,607 shares; and

FURTHER RESOLVED, that the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of Series C Preferred Stock set forth in the Series C Certificate of Designations shall remain as set forth in the Series C Certificate of Designations, subject only to the increase in the authorized number of shares of Series C Preferred Stock as set forth above.

This Certificate of Amendment to Certificate of Designations has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by an authorized officer this 26th day of March, 2020.

CENTRAL FEDERAL CORPORATION

By:  /s/ Timothy T. O’Dell

Name:Timothy T. O’Dell

Title:Chief Executive Officer and President